Exhibit 99.1

EURONEXT NV 1ST quarter 2007 RESULTS

Euronext 1st quarter 2007 results:

Record operating income: €144.6m, up 31.7%

•	Revenues increased by 15.6% versus Q1 2006 to €310.1m

•	Costs stable when excluding corporate deal costs and change in scope of consolidation

•	EBITA amounts to €144.6m, up 31.7% from Q1 2006

•	EBITA margin progresses strongly, to 46.6% (versus 40.9% in Q1 2006)

•	Net Profit** of €99.4m

Amsterdam, 22nd May 2007 – Euronext NV reports today its results for the first quarter of 2007. The business environment has been particularly favourable this quarter, with the highest level of activity ever, on both Euronext’s cash and derivatives markets. As a result, Euronext NV revenues amounted to €310.1m this quarter, representing an increase of 15.6% compared to the first quarter of 2006.

For the first quarter, operating income reached €144.6m, representing a record operating margin of 46.6%, despite corporate deals costs (€7.2m during the quarter) that led to a 4.5% increase in the costs base (amounting to €165.5m compared to €158.4m last year).

On a reported basis, Euronext’s pretax profit for the first quarter of 2007 was €149.3m, up from €142.5m in the first quarter of 2006.

Adjusting for the effects of the sale of CIK to Euroclear in Q1 2006 (€15.5m), which had been booked as a non-recurring capital gain and the fact that following the reclassification of our stake in LCH.Clearnet (LCH) as “held for sale” as at end of 2006, the group share in LCH.Clearnet is no longer recognized from January 1, 2007 onwards, Euronext’s pretax profit would have increased more significantly. This increase in Euronext’s results demonstrates the company’s strong recurring profit base.

Both effects explain that the growth in the profit before tax was only 4.8%, passing from €142.5m in Q1, 2006 to €149.3m this year.

Income tax for the reporting period was €45.6m, in line with the increase in the operating profit whilst 2006 benefited from non-taxable item (Capital gain realised on the sale of CIK).

As a result of the CIK and LCH transactions highlighted above, reported net profit** for the first quarter was €99.4m versus €104.0m in the first quarter of 2006. The decision to reclassify the investment in LCH.Clearnet as “held for sale” as at end of 2006 has impacted the net profit compared to Q1, 2006 when a €10.8m income had been booked. The quarterly diluted EPS for Q1, 2007 was €0.89 (versus €0.93 in the first quarter of 2006).

Key figures (unaudited) (in € m)	1st quarter 2007	1st quarter 2006	% Change
		(*restated)
Revenues	310.1	268.1	+15.6%

Expenses	165.5	158.4	+4.5%

EBITA	144.6	109.8	+31.7%

Profit Before Tax	149.3	142.5	+4.8%

Net profit**	99.4	104.0	-4.4%

EPS diluted (€)	0.89	0.93	-4.3%

Weighted diluted number of shares	112,165,928	111,894,924	+0.2%

*	Due to an amendment to IAS39, certain investments previously classified as investments at fair value through profit or loss have been reclassified as available-for-sale. The €3.1m gain from revaluation of Atos Origin shares and money market funds booked in Q1 2006 has been restated accordingly and recognised directly in equity.
**	Net profit attributable to the holders of the parent company

I

♦ Operating performance

The increase in Euronext’s Q1 2007 expenses was limited to 4.5% versus Q1 2006, mainly due to the change in the scope of consolidation (Hugin and CompanyNews) and to corporate deal costs. Due to record volumes and effective cost management, compared to the first quarter of 2006, operating income for Q1 2007 increased 31.7% with an associated margin of 46.6%.

Staff costs amounted to €70.5m, compared to €65.4 in the first quarter last year. This increase is mainly due to acquisition-related growth at GL Trade (headcount of GL increased from 1,069 FTEs at the end of Q1 2006 to 1,297 at the end of Q1 2007) and to the integration of the 85 FTEs of Hugin. Euronext NV headcount, excluding GL Trade, grew from 1,140 in Q1 2006 to 1,182 this quarter.

IT expenses decreased by 15%, from €42.6m in Q1 2006 to €36.2 this quarter. These savings have been realised mainly from IT running costs, while development relative to MiFID and the new NSC platform have continued.

Office, Telecom and Consultancy costs were up 21.4% year on year (to €27.6m), mainly due to advisory costs associated with corporate deals, including Euronext N.V.’s merger with NYSE Group, Inc., and to additional transatlantic travel costs. Additional costs of €58m related to success fees for the NYSE merger are not included in Q1, 2007 Euronext results.

Depreciation/amortization increased over the period from €7.4m in 2006 to €8.3m in 2007 as a result of: (i) the beginning of the amortization of the new release of CONNECT; (ii) costs related of the migration of NSC onto LINUX realised last year; and (iii) depreciation of the allocated intangible asset from goodwill in MTS.

Accommodation costs decreased slightly, to €11.3m in the first quarter of 2007, resulting from lower expenses in GL Trade.

Marketing costs were in line with last year, totalling €4.7m during the quarter (versus €4.4m a year ago).

The €2.4m increase in other costs, from €4.4m in Q1 2006 to €6.8m this quarter, was driven primarily by the integration of Hugin and CompanyNews.

♦ Breakdown by Business Lines

Business Units	1st quarter 2007		1st quarter 2006
In million of euros Unaudited	EBITA	EBITA margin	EBITA	EBITA margin
Cash Trading	61.9	66.5%	43.6	57.5%
Listing	5.3	44.0%	2.6	29.7%
Derivatives Trading	64.4	53.6%	47.6	46.4%
MTS fixed-income	2.0	25.7%	2.0	26.9%
Information Services	12.2	48.6%	9.7	51.8%
Settlement & Custody	2.7	66.6%	2.3	63.9%
Sales of Software	8.5	18.9%	7.7	17.1%
Holding/Unallocated*	-12.4	N/S	-5.7	N/S

Total Euronext	144.6	46.6%	109.8	40.9%

(*)	Including corporate deal fees, etc.

Cash trading

The first quarter of 2007 was the best one ever on Euronext cash markets, with nearly 74 million cash transactions completed, a 28.1% increase versus the 57.7 million transactions recorded during the same quarter in 2006. Due to this record level of activity and to effective cost management, this business posted an EBITA of €61.9m, compared to €43.6m a year ago. EBITA margin stood at 66.5% for the first quarter of 2007.

II

EURONEXT NV 1ST quarter 2007 RESULTS

Listing fees

Primary activity was strong in the first quarter, with 25 new listings compared to 20 during the same quarter in 2006. The continued success of Alternext was also confirmed, with 86 companies listed as of March 31, 2007, including 11 new listings during the quarter. As a result, quarterly revenues amounted to €12.2m, increasing by 37.9% compared to the same quarter a year ago. This strong revenue growth was combined with a strict control of costs, enabling this business to post an operational result of €5.3m and an associated margin of 44%.

Derivatives trading

Revenues from derivatives trading amounted to €115.3m, up 17.9% versus Q1 2006 (€97.8m), driven by record volumes across all the product lines of Euronext.liffe. B-Clear, the Exchange’s wholesale administration and clearing service, continued its strong success: more than 21 million contracts were dealt on the platform over the first three months of this year. During the quarter the level of expenses for Euronext’s derivatives activities was stable compared to last year, resulting in a strong improvement in the profitability of this business unit. EBITA realised for the derivatives business was €64.4m this quarter, delivering a margin of 53.6% (versus 46.4% in Q1 2006).

MTS fixed-income

Revenues realised in Q1 2007 were €6.1m, an increase of 2.5% compared to Q1 2006. However, the impact of the amortization of the allocated intangible asset from goodwill in MTS slightly lowered MTS’ margin compared to last year, to 25.7% for the first quarter of 2007 (26.9% last year).

Information services

This activity benefited from: (i) the growth in the number of terminals; (ii) the contribution of Hugin from the 1st of January 2007 (€2.9m); and (iii) the contribution of CompanyNews from March 2006 (€1m in Q1 2007). As a result, quarterly revenues progressed by more than 25%, growing from €26.2m in Q1 2006 to €32.8m this quarter. Due to the integration of Hugin and CompanyNews, costs increased for the quarter, resulting in a margin of 48.6%, slightly below the level of last year.

Settlement and custody

Quarterly settlement and custody activity was strong, registering an increase in revenues of 11.4%, to €3.9m, due to the rise of share market prices and an increase in trading volumes. During the quarter the fixed-cost base remained steady, allowing this business to further improve its EBITA margin, reaching 66.6%.

Sales of developed software/solutions

GL Trade realised stable revenues compared to last year, amounting to €44.5m in the quarter, due to a combination of the sale of Fermat on 1 January 2007, and the integration of OBMS (acquired in September 2006) and Emos (acquired in July 2006). During the quarter, costs decreased slightly, which drove an increase in GL’s EBITA margin to 18.9% (versus 17.1% last year).

The transaction with NYSE was successfully achieved on the 4th of April and pro forma quarterly financial statements of NYSE Euronext will be issued on the 23rd of May.

****

Appendix: Extracts from financial reporting for the quarter ended 31 March 2007

1st quarter 2007 results are available on our website: www.euronext.com

****

III

About NYSE Euronext

NYSE Euronext, a holding company created by the combination of NYSE Group, Inc. and Euronext N.V., commenced trading on April 4, 2007. NYSE Euronext (NYSE Euronext: NYX) operates the world’s largest and most liquid exchange group and offers the most diverse array of financial products and services. NYSE Euronext, which brings together six cash equities exchanges in five countries and six derivatives exchanges in six countries, is a world leader for listings, trading in cash equities, equity and interest rate derivatives, bonds and the distribution of market data. Representing a combined €21.7/$29.6 trillion total market capitalization of listed companies and average daily trading value of approximately €85/$115 billion (as of April 30, 2007), NYSE Euronext seeks to provide the highest standards of market quality and integrity, innovative products and services to investors, issuers, and all users of its markets.

About Euronext N.V.

Euronext N.V., a subsidiary of NYSE Euronext, has successfully integrated local markets across Europe to provide users with a unified market that is broad, liquid and cost effective. Euronext is the largest central order book cash market in Europe and the second largest derivatives exchange in the world, by value of business traded.

Following the initial three-way merger of the local exchanges of Amsterdam, Brussels and Paris, Euronext acquired the London-based derivatives market LIFFE and merged with the Portuguese exchange in 2002. Euronext’s unique business model incorporates the individual strengths and assets of each local market and has been implemented on all of Euronext’s markets, covers technological integration, the harmonisation of market rules and the regulatory framework. The implementation of Euronext’s horizontal model designed to generate synergies has proved that the most successful way to merge European exchanges is to apply global vision at a local level. Euronext’s IT integration was completed in 2004, when a four-year migration plan resulted in harmonised IT platforms for cash trading (NSC®) and derivatives (LIFFE CONNECT®). As a result, every market participant now has a single point of access to trading. Euronext’s IT structure was rationalized in 2005 with the creation of Atos Euronext Market Solutions (AEMS), an IT services-related vehicle between Euronext and Atos Origin which is now a leading global provider of technology services to Euronext and other global capital markets.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning NYSE Euronext’s plans, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on NYSE Euronext’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause NYSE Euronext’s results to differ materially from current expectations include, but are not limited to: NYSE Euronext’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk and U.S. and global competition, and other factors detailed in NYSE Euronext Registration Statement (document de base) filed with the French Autorité des Marchés Financiers (Registered on November 30, 2006 under No. 06-0184), 2006 Annual Report on Form 10-K, as amended, and other periodic reports filed with the U.S. Securities and Exchange Commission or the French Autorité des Marchés Financiers. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NYSE Euronext that the projections will prove to be correct. This press release speaks only as of this date. NYSE Euronext disclaims any duty to update the information herein.

♦ Financial Information Euronext N.V Email: euronext-investor-relations@euronext.com Internet: www.euronext.com	+33 1 49 27 58 60

IV

Euronext N.V.

Extracts from financial statements for the

period ended 31 March 2007

UNAUDITED

Amsterdam, 22 May 2007

Contents

1. Financial key figures for the period ended 31 March 2007 (unaudited)

2. Extracts from consolidated financial statements (unaudited)

2.1 Consolidated income statement

2.2 Consolidated balance sheet

2.3 Consolidated cash flow statement

2.4 Consolidated statement of changes in equity

3. Statement of compliance

4. Changes in the scope of the consolidation

1. Financial key figures for the period ended 31 March 2007 (unaudited)

In thousands of euros

	31 March 2007 (A)	31 March 2006 (B)	A-B %
Total revenues	310,079	268,123	15.6
Profit from operations	144,577	109,756	31.7
Profit for the period, attributable to shareholders of the parent company	99,416	104,019	(4.4)

Cash flows from operating activities	88,434	68,496
Cash flows from investing activities	(65,271)	(2,670)
Cash flows from financing activities	13,851	3,139
Total cash flow over the period	33,960	67,855

Number of employees (full time equivalents):
Euronext N.V. (excluding GL TRADE)	1,182	1,140	3.7
GL TRADE	1,297	1,069	21.3

Total	2,479	2,209	12.2

Total assets *)	2,834,778	2,676,375
Group capital and reserves *)	1,767,739	1,667,016

Basic earnings per share (in euros)	0.89	0.94	(5.3)
Diluted earnings per share (in euros)	0.89	0.93	(4.3)

*)	Comparative balance sheet as at 31 December 2006

2. Extract from consolidated financial statements (unaudited)

2.1 Consolidated income statement

In thousands of euros

	31 March 2007	31 March 2006
		(* restated)
Revenues
Cash trading	89,920	73,064
Listing fees	12,242	8,869
Derivatives trading	115,274	97,770
MTS fixed income	6,134	5,984
Settlement and custody	3,940	3,537
Information services	32,810	26,176
Sale of software	44,720	44,547
Other income	5,039	8,176

Total revenues	310,079	268,123

Costs and expenses
Salaries and employee benefits	70,452	65,367
Depreciation	8,324	7,411
IT expenses	36,247	42,639
Office, telecom and consultancy	27,640	22,770
Accommodation	11,274	11,394
Marketing	4,725	4,362
Other expenses	6,840	4,424

Total costs and expenses	165,502	158,367

Profit from operations	144,577	109,756

Net financing income **)	2,159	3,865
Results on sale of associates and activities	1,075	15,454
Income from associates	1,531	13,386

Total	4,765	32,705

Profit before tax	149,342	142,461
Income tax expense	45,604	35,516

Profit for the period	103,738	106,945

Attributable to:
Shareholders of the parent company ***)	99,416	104,019
Minority interest	4,322	2,926

	103,738	106,945

Earnings per share

In euros	31 March 2007	31 March 2006
Basic EPS	0.89	0.94
Diluted EPS	0.89	0.93

*)	See paragraph 3 “Statement of compliance”.
**)	Includes € 6.3 million of interest expense as at 31 March 2007 (€.4.6 million as at 31 March 2006)
***)	Profit for the period attributable to the shareholders of Euronext N.V.

2.2 Consolidated balance sheet

Before profit appropriation

In thousands of euros	31 March 2007	31 December 2006
Assets
Property and equipment	42,128	42,741
Investment property	4,651	4,728
Intangible assets	998,895	965,488
Investments in associates	148,511	147,297
Other investments	205,862	205,862
Other receivables	12,741	16,292
Deferred tax assets	16,522	18,119

Total non-current assets	1,429,310	1,400,527

Income tax receivable	142	3,810
Other receivables	262,438	181,305
Short term financial investments	189,601	168,167
Cash and cash equivalents	450,210	416,250

Total current assets	902,391	769,532

Disposal group’s assets classified as held for sale	503,077	506,316

Total assets	2,834,778	2,676,375

Equity and liabilities
Issued capital	675,343	675,343
Share premium	180,486	180,486
Reserve for own shares	14,985	14,079
Retained earnings	932,700	829,531
Revaluation reserve	2,412	1,044
Currency exchange differences	(38,187)	(33,467)

Group capital and reserves	1,767,739	1,667,016

Minority interests	51,805	50,721

Total equity	1,819,544	1,717,737

Liabilities
Non-current financial liabilities	388,597	383,037
Employee benefits provisions	9,616	10,057
Other provisions	3,306	3,148
Deferred tax liabilities	31,164	32,974

Total non-current liabilities	432,683	429,216

Current financial liabilities	149,025	142,548
Income tax payable	58,969	33,133
Other payables	321,247	297,882
Other provisions	6,819	6,173

Total current liabilities	536,060	479,736

Liabilities directly associated with disposal group’s assets classified as held for sale	46,491	49,686

Total equity and liabilities	2,834,778	2,676,375

2.3 Consolidated cash flow statement

In thousands of euros

	31 March 2007	31 March 2006
		(* restated)
I. Cash flows from operating activities
Profit before tax	149,342	142,461
Adjustments for:
Net financing income	(2,159)	(3,865)
Depreciation	8,324	7,411
Gain on sale of associates and activities	(1,075)	(15,454)
Other non-cash or non-operational items	1,464	(12,192)

Total cash flow from operations before changes in working capital (a)	155,896	118,361

Decrease/(increase) in non-current receivables	3,813	3,973
Decrease/(increase) in other receivables	(75,722)	(23,676)
(Decrease)/increase in short-term payables	18,457	(8,771)

Total changes in working capital (b)	(53,452)	(28,474)

Cash generated from operations (a+b)	102,444	89,887
Income taxes paid	(15,361)	(22,672)
Interest received	6,494	5,844
Interest paid	(5,143)	(4,563)

Net cash flows from operating activities	88,434	68,496

II. Cash flows from investing activities
Investments in tangible assets	(3,133)	(1,505)
Investments in intangible assets	(9,047)	(4,300)
Proceeds from sale of tangible and intangible assets	225	1,610
Acquisitions, net of cash acquired	(30,169)	(18,291)
Disposal of associates and activities	1,864	(7,055)
Other investing activities (net)	(25,011)	26,871

Net cash flows from investing activities	(65,271)	(2,670)

III. Cash flows from financing activities
Loans received/bank facilities drawn	11,999	—
Loans redeemed	(174)	—
Own shares acquired/sold	(1,672)	396
Other financing activities	3,698	2,743

Net cash flows from financing activities	13,851	3,139

Effects of exchange rate changes on cash and cash equivalents	(3,793)	(2,562)
Effects of non-cash revaluation on cash and cash equivalents **)	739	1,452

Total cash flow over the period	33,960	67,855

Change in cash and cash equivalents
At beginning of period **)	416,250	440,419
At end of period	450,210	508,274

	33,960	67,855

*)	See paragraph 3 “Statement of compliance”.
**)	Reflects the impact of revaluation in the period of Money Market Funds that have a non-cash character.

2.4 Consolidated statement of changes in equity

	Attributable to shareholders of the parent company
In thousands of euros	Issued capital	Share premium	Reserve for own shares	Retained earnings	Revaluation reserve	Currency exchange difference	Total	Minority interests	Total
Balance as at 1 January 2007	675,343	180,486	14,079	829,531	1,044	(33,467)	1,667,016	50,721	1,717,737
Exchange difference on translation of foreign operations	—	—	—	—	—	(4,720)	(4,720)	(282)	(5,002)
Valuation of available-for-sale investments	—	—	—	—	1,368	—	1,368	—	1,368

Net income recognised directly in equity	—	—	—	—	1,368	(4,720)	(3,352)	(282)	(3,634)
Profit for the period	—	—	—	99,416	—	—	99,416	4,322	103,738

Total recognised income and expense for the period	—	—	—	99,416	1,368	(4,720)	96,064	4,040	100,104
Dividends	—	—	—	—	—	—	—	(3,228)	(3,228)
Share-based compensation plan *)	—	—	—	3,753	—	—	3,753	—	3,753
Proceeds sale of shares in stock option plans	—	—	2,578	—	—	—	2,578	—	2,578
Transactions own shares	—	—	(1,672)	—	—	—	(1,672)	—	(1,672)
Acquisitions through business combinations	—	—	—	—	—	—	—	272	272

Balance as at 31 March 2007	675,343	180,486	14,985	932,700	2,412	(38,187)	1,767,739	51,805	1,819,544

*)	Corresponds to the fair value of stock options and shares granted and not yet vested for services rendered, recognized as an expense in the consolidated income statements and corresponding tax benefits.

2.4 Consolidated statement of changes in equity (continued)

	Attributable to shareholders of the parent company
In thousands of euros	Issued capital	Share premium	Reserve for own shares	Retained earnings	Revaluation reserve	Currency exchange difference	Total	Minority interests	Total
Balance as at 1 January 2006	112,557	1,080,944	647	566,451	1,738	(41,081)	1,721,256	33,594	1,754,850
Exchange difference on translation of foreign operations	—	—	—	—	—	(6,946)	(6,946)	(225)	(7,171)
Valuation of available-for-sale investments *)	—	—	—	—	3,042	—	3,042	—	3,042
Other movements	—	—	—	—	—	—	—	219	219

Net income recognised directly in equity	—	—	—	—	3,042	(6,946)	(3,904)	(6)	(3,910)
Profit for the period	—	—	—	104,019	—	—	104,019	2,926	106,945

Total recognised income and expense for the period	—	—	—	104,019	3,042	(6,946)	100,115	2,920	103,035
Dividends	—	—	—	—	—	—	—	(2,370)	(2,370)
Share-based compensation plan **)	—	—	—	1,352	—	—	1,352	—	1,352
Proceeds sale of shares in stock option plans	—	—	2,733	—	—	—	2,733	—	2,733
Transactions in own shares	—	—	396	—	—	—	396	—	396
Increase investment GL TRADE resulting from put option	—	—	—	—	—	—	—	(4,125)	(4,125)

Balance as at 31 March 2006	112,557	1,080,944	3,776	671,822	4,780	(48,027)	1,825,852	30,019	1,855,871

*)	As a consequence of the amendment to IAS 39 “Financial Instruments: Recognition and Measurement – the Fair Value Option”, the Group reclassified the equity investments as at 1 January 2006 from the category Fair value through profit or loss to the category Available for Sale with comparative information restated (see also paragraph 3: “Statement of compliance”).
**)	Corresponds to the fair value of stock options and shares granted not yet vested for services rendered, recognized as an expense in the consolidated income statements

3. Statement of compliance

The accounting policies and methods of computation used for the preparation of the financial information for the period ended 31 March 2007 are consistent with those used in the consolidated financial statements for the year ended 31 December 2006 (reference is made to paragraph 3.2 of the 2006 Annual Report).

In 2005, IASB made an amendment to IAS 39 “Financial Instruments: Recognition and Measurement – the Fair Value Option” – effective for annual reports beginning on or after 1 January 2006. This amendment limits the possibility to designate a financial asset or a financial liability (or a group of financial assets, financial liabilities or both) on initial recognition as at fair value through profit or loss. As a consequence, certain investments held by the Group that were previously classified as investments at fair value through profit or loss, have been reclassified as available-for-sale. These investments continue to be stated at fair value, while any resultant unrealised gains or losses are recognised directly in equity. Consequently, the comparative income statement has been restated to reverse a gain reported in the first quarter of 2006 from revaluation of available-for-sale investments for an amount of € 3.1 million (€ 3.0 million after tax), and the consolidated statement of changes in equity was adjusted accordingly.

As a result of this change in accounting policy, a total expense of € 1.5 million (after tax) that would have been recognised in the income statement has been recognised directly in equity for the period ended 31 March 2007.

4. Changes in the scope of the consolidation

SecFinex

In March 2007, Euronext acquired through its subsidiary LIFFE 51% of the issued share capital of SecFinex, one of the leading European electronic trading platforms for securities lending. As Euronext controls LIFFE, it fully consolidates the financial statements of this new subsidiary, from the date of its acquisition.

FNX Solutions

Euronext acquired, through its subsidiary GL TRADE, 100% of the shares in FNX Solutions in the first quarter of 2007. FNX Solutions specialises in the management and processing of OTC products for Capital Markets and Hedge Funds. FNX Solutions is mainly based in the United States and Japan, but also counts presence in the United Kingdom, Thailand, Taipei and Singapore.

5. Merger with New York Stock Exchange

On 1 June 2006, NYSE Group, Inc. and Euronext announced that they had signed an agreement to combine both exchanges in a merger of equals. Subsequently, the legally required approval of the proposed combination has been received from the appropriate regulatory bodies in the countries involved and other relevant parties. The shareholders of both parties approved the proposed combination in Extraordinary General Meetings organised late December 2006.

A tender offer was filed on 15 February 2007 within a securities note, which invited Euronext and NYSE Group shareholders to participate in the offer. During the initial and subsequent offer periods, which lasted from February 15 to March 21, 2007 and from April 2 to April 17, 2007, Euronext shareholders tendered 102,897,398 and 6,251,579 Euronext shares, respectively, representing a total of 96.97% of Euronext’s share capital and 97.77% of the voting rights.

The new group, named NYSE Euronext, is headed by a U.S. holding company, the shares of which are listed on the NYSE trading in U.S. dollars, and on Euronext Paris, trading in euros, from April 4, 2007.

In the financial period from January 1 to March 31, 2007, an amount of € 6.7 million is recognised in the income statement for project costs directly linked to this transaction. The total advisory costs related to the merger, including those already recognised in 2006 to an amount of € 41 million, are estimated at € 105 million. Since the incremental costs are either dependent upon the successful outcome of the transaction or have not yet been incurred as at 31 March 2007, they are not recognized in the income statement for the period ended 31 March 2007 and have not been provided for in the balance sheet as at 31 March 2007.